Contacts:	Dan Kaferle	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-4687
	daniel.kaferle@ca.com	olivia.bellingham@ca.com
CA ANNOUNCES DEPARTURE OF CFO
Robert Cirabisi Named Interim CFO
ISLANDIA, N.Y., May 15, 2006 – CA (NYSE: CA) today announced that Robert Davis, executive vice president and chief financial officer, will leave the Company under mutual agreement. CA’s Senior Vice President and Corporate Controller Robert Cirabisi has assumed the responsibilities of chief financial officer while the Company conducts an external search for Davis’ successor.
“When we began the task of transforming CA, we knew that we would encounter many challenges and understood that in an undertaking of this scale and scope, changes were to be expected,” said CA President and CEO John Swainson. “Eighteen months into the process, it is clear that although we still have a way to go, we have made progress. We are confident in our strategy and in the priorities we have identified to bring that strategy to life. The mission for the year ahead is to improve our execution. The management team and I are committed to doing just that.”
Cirabisi, 42, joined CA in 2000 as U.S. controller before becoming vice president of investor relations in 2002, and senior vice president and chief accounting officer in July, 2004. He became corporate controller in July, 2005. A Certified Public Accountant, Cirabisi has accumulated more than 13 years of public accounting experience at major U.S. accounting firms. He earned a bachelor’s degree in public accounting from Hofstra University.
Davis, 47, has agreed to stay on for a short period of time to assist in an orderly transition. The Company thanks Davis for his contributions and wishes him well in his future endeavors. He joined CA in February, 2005 from Dell Corp.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
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